Exhibit 10.1

SUPPLY AGREEMENT

This Agreement is made and entered into as of the last day signed below (the “Effective Date”) by and between Hollister-Stier Laboratories LLC, having a principal place of business at 3525 North Regal Street, Spokane, Washington, 99207-5788 (“Hollister-Stier”) and Auxilium Pharmaceuticals, Inc., having a principal place of business at 40 Valley Stream Parkway, Malvern, Pennsylvania 19355 (“Auxilium”). Both Hollister-Stier and Auxilium are referred to herein individually as “Party” and collectively as the “Parties.”

WITNESSETH THAT:

WHEREAS, Auxilium has a commercial interest in the manufacture of the Product (as hereafter defined) and requests the services of Hollister-Stier in the manufacturing of the Product pursuant with the terms and conditions contained herein, and Hollister-Stier desires to manufacture the Product on behalf of Auxilium pursuant to the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.	Certain terms are defined in the text of this Agreement. In addition, as used in this Agreement, the following definitions shall apply:

1.1.	“Act” shall mean the U.S. Food, Drug and Cosmetics Act of 1934 (21 U.S. C. § 301 et seq.) and the regulations promulgated thereunder, as the same may be amended from time to time, as well as all similar applicable laws, orders and regulations of members of the European Union.

1.2.	“Active Pharmaceutical Ingredient” or “API” shall mean the active pharmaceutical ingredient of the Product, specifically clostridial collagenase.

1.3.	“Affiliate” shall mean any individual, firm, corporation or other legal entity that directly or indirectly controls, is controlled by, or is under common control with, a Party. As used in the preceding sentence, “control” means possession, whether direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether pursuant to the ownership of voting securities, by contract or otherwise.

1.4.	“Auxilium’s Technology Package” shall mean the technical information supplied by Auxilium to Hollister-Stier to enable Hollister-Stier to carry out its obligations hereunder. Items which may be included in Auxilium’s Technology Package include, but are not limited to, the Specifications, raw material and manufacturing component specifications, intermediate Product specifications, analytical and microbiological method validation reports, analytical method transfer protocols, filter validation reports, and storage specifications.

1.5.	“Batch” or “Lot” shall mean each separate and distinct quantity of Product processed under continuous conditions and designated by Hollister-Stier with a batch or lot number.

1.6.	“cGMP Regulations” means the applicable current Good Manufacturing Practices as promulgated by the FDA from time to time under the Act, as presently codified in 21 CFR Parts 210 and 211, as well as members of the European Union.

1.7.	“Certificate of Analysis” or “COA” shall mean a document executed by Hollister-Stier to certify that a Batch or Lot of Product meets the Specifications as agreed to by Hollister-Stier and Auxilium.

1.8.	“Confidential Information” shall mean any nonpublic information of Hollister-Stier or Auxilium including without limitation, trade secrets, business methods, operating procedures, manufacturing methods and processes, prices, and customer information, whether of a written, oral, or visual nature.

1.9.	“Delivery Date” shall mean the date of delivery set forth in Auxilium’s purchase order and shall be the date by which each Batch of Product shall be delivered to Auxilium, accompanied by a Certificate of Analysis signed by a duly authorized representative of Hollister-Stier.

1.10.	“FDA” shall mean the United States Food and Drug Administration.

1.11.	“Fill Date” shall mean the date the Product is scheduled to be filled at Hollister-Stier.

1.12.	“Intellectual Property” shall mean patents, copyrights, trademarks, trade names, service marks, licenses and other intellectual property rights of a Party.

1.13.	“Manufacturing Date” shall mean the same thing as Fill Date—the date the Product is scheduled to be filled at Hollister-Stier.

1.14.	“Master Batch Record” shall mean a written description of the procedure to be followed by Hollister-Stier in processing of a Batch or Lot of Product, which description shall include, but not be limited to, a complete list of all active and inactive ingredients, components, weights and measures used in processing the Product within the meaning of 21 CFR part 211.186, or its successor as in effect from time to time.

1.15.	“Product” shall mean Auxilium’s pharmaceutical product Xiaflex™ (clostridial collagenase for injection) in a 3ml vial, currently in development, formerly referred to as AA4500, and a sterile diluent.

1.16.	“Quality Technical Agreement” or “QTA” shall mean an agreement in the form attached as Exhibit A, to be executed by the Parties simultaneously with the execution of this Agreement. The terms and conditions of the QTA are incorporated in this Agreement as if set forth herein at length.

1.17.	“Regulatory Authority” shall mean any federal, state, local, or international regulatory agency, department, bureau, or other governmental agency.

1.18.	“Third Party” shall mean any party other than Auxilium or Hollister-Stier and their respective Affiliates.

1.19.	“Specifications” shall mean the specifications for the Product established by Auxilium and agreed to by Hollister-Stier and attached hereto as Exhibit B.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.	The Parties agree to the following representations and warranties:

2.1	Each Party represents and warrants to the other as follows:

2.1.1.	It has full power and authority to enter into this Agreement and perform its obligations hereunder.

2.1.2.	Subject to Section 3.2 of this Agreement, it has such permits, licenses, and authorizations of Regulatory Authorities, including, with respect to Auxilium, Regulatory Authorities with jurisdiction over the Product, as are necessary to own its respective properties, conduct its business and perform its obligations hereunder.

2.1.3.	It is not currently debarred, suspended, or otherwise excluded by the FDA or any other Regulatory Authority from conducting business and shall not knowingly use in connection with this Agreement the services of any person debarred by the FDA.

2.2.	Hollister-Stier represents and warrants to Auxilium as follows:

2.2.1	Hollister-Stier shall process the Product in compliance in all material respects with the Specifications, Quality Technical Agreement, the Master Batch Record, the Act and the cGMP Regulations.

2.2.2	The Product when delivered shall comply in all respects with the Specifications and release testing; provided, however, that Hollister-Stier shall have no liability to Auxilium or any Third Party for any breach of the foregoing representation and warranty to the extent that any such breach is caused in whole or in part by Auxilium or by any materials provided by Auxilium.

2.2.3	The manufacturing facilities for the Product shall conform in all respects to the standards of those Regulatory Authorities with jurisdiction over such facilities, including, but not limited to, those set forth in the cGMP Regulations.

2.3	Auxilium represents and warrants to Hollister-Stier as follows:

2.3.1	Neither Auxilium’s Technology Package, nor the use thereof by Hollister-Stier, shall infringe, violate nor misappropriate the rights of any Third Party.

2.3.2	Auxilium has all necessary rights to enable Hollister-Stier to process the Product for Auxilium in accordance with the terms and conditions of this Agreement.

2.3.3	All laboratory, scientific, technical and/or other data submitted by or on behalf of Auxilium (including Auxilium’s Technology Package) relating to the Product shall be complete and correct and shall not contain any falsification, misrepresentation or omission.

2.3.4	All materials supplied by or on behalf of Auxilium for use in processing the Product shall conform to the Specifications.

2.4        THE WARRANTIES SET FORTH IN THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO THOSE SET FORTH IN SECTION 3.3 AND 4.2, ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY EITHER PARTY UNDER THIS AGREEMENT, AND NEITHER PARTY MAKES ANY OTHER WARRANTIES EXPRESS OR IMPLIED OR ARISING BY LAW, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR ARISING FROM THE COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

2.5        EXCEPT AS NECESSARY TO SATISFY A THIRD PARTY CLAIM INDEMNIFIED UNDER ARTICLE 6 OF THIS AGREEMENT, AUXILIUM’S SOLE AND EXCLUSIVE REMEDY, AND HOLLISTER-STIER’S SOLE AND EXCLUSIVE LIABILITY AND OBLIGATION FOR ANY BREACH OF A REPRESENTATION AND WARRANTY SET FORTH IN SECTION 2.2 SHALL BE FOR HOLLISTER-STIER TO PERFORM ITS OBLIGATIONS UNDER SECTIONS 4.1 AND 4.2 OR UNDER SECTION 4.4, AS THE CASE MAY BE.

2.6        EXCEPT AS NECESSARY TO SATISFY A THIRD PARTY CLAIM INDEMNIFIED UNDER ARTICLE 6 OF THIS AGREEMENT, SECTION 3.3 AND SECTION 4.2 AND/OR IN THE EVENT OF A BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 9 OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR THE COST OF COVER OR FOR ANY INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE PRODUCT OR ANY SERVICES PROVIDED IN CONNECTION WITH THE PRODUCT, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

2.7        EXCEPT AS NECESSARY TO SATISFY A THIRD PARTY CLAIM INDEMNIFIED UNDER ARTICLE 6 OF THIS AGREEMENT, SECTION 3.3, SECTION 4.2 AND/OR IN THE EVENT OF A BREACH OF ITS CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 9 OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL HOLLISTER-STIER’S TOTAL LIABILITY TO AUXILIUM IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE PRODUCT OR ANY SERVICES PROVIDED IN CONNECTION WITH THE PRODUCT, EXCEED THE TOTAL AMOUNT PAID BY AUXILIUM TO HOLLISTER-STIER UNDER THIS AGREEMENT.

ARTICLE 3

SUPPLY AND PROCESSING OF PRODUCT; FORECASTS,

PURCHASE ORDERS AND PAYMENT

3.	The Parties agree to the following supply and processing provisions:

3.1.	Subject to the terms and conditions of this Agreement, and upon completion of the process development program, Hollister-Stier shall use commercially reasonable efforts to produce and supply to Auxilium, and Auxilium shall purchase from Hollister-Stier Product in accordance with Section 3.10 below.

3.2.	Except as set forth in the following sentence, Auxilium shall be solely responsible for obtaining and maintaining all permits, licenses, and authorizations necessary for Hollister-Stier to ship Product. Hollister-Stier shall be solely responsible for securing and maintaining approval of Hollister-Stier’s facility as a registered FDA facility, and Hollister-Stier shall be solely responsible for securing and maintaining any and all permits and approvals required by the state of Washington, as well as members of the European Union.

3.3.	API:

3.3.1.	Auxilium will supply, at its expense, sufficient quantities of API to Hollister-Stier’s facility prior to the Delivery Date set forth in any purchase order to enable Hollister-Stier to meet its obligations hereunder. All such API shall conform to the Specifications agreed to by Hollister-Stier and Auxilium. Title to API shall remain at all times with Auxilium. Except as expressly provided otherwise in Sections 3.3.2 through 3.3.5, risk of loss of the API shall remain at all times with Auxilium.

3.3.2.	Prior to Processing. If API is lost or damaged prior to processing as a result of Hollister-Stier’s negligent acts or omissions, [**]. For example, if Auxilium has provided Hollister-Stier with sufficient API to process [**] Batches, and such API is lost or damaged prior to processing as a result of Hollister-Stier’s negligent acts or omissions, [**].

3.3.3.	In Processing. If API is lost or damaged in processing as a result of Hollister-Stier’s negligent acts or omissions, Hollister-Stier will process a replacement Batch (or Batches if applicable) at no additional cost to Auxilium for that number of Batches for which API was lost or damaged as its sole liability and Auxilium’s sole remedy (except that Auxilium shall provide replacement API at Auxilium’s expense).

3.3.4.	Gross Negligence. In the event any loss or damage of API is caused by the gross negligence or willful misconduct of Hollister-Stier, as Hollister-Stier’s sole liability and Auxilium’s sole remedy with respect to such gross negligence or willful misconduct Hollister-Stier, at Auxilium’s option, shall (i) [**], or (ii) [**].

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

3.3.5.	Notwithstanding Sections 3.3.2 through 3.3.4, Hollister-Stier shall have no obligations under such sections if and to the extent Hollister-Stier assigns to Auxilium any insurance proceeds it receives that are intended to compensate for lost or damaged API.

3.4.	In accordance with the QTA, Auxilium shall be responsible for release of Product for sale or distribution.

3.5.	In accordance with the QTA, Auxilium, with Hollister-Stier’s involvement, shall be responsible for any stability testing program for the Product required by the Act and the cGMP Regulations.

3.6.	In accordance with the QTA, Hollister-Stier shall be responsible for maintaining any retention samples of the Product (including vials, stoppers, etc.) required by the Act and the cGMP Regulations.

3.7.	In accordance with the QTA, Auxilium shall have the right, upon reasonable advance notice to Hollister-Stier, to conduct an annual audit to observe and inspect Hollister-Stier’s facilities and procedures for processing Product. Such annual inspections will be made by no more than four (4) Auxilium representatives, who, if they are not Auxilium employees subject to the existing confidentiality obligations, shall execute confidentiality agreements as requested by Hollister-Stier. Each annual inspection shall last no more than two (2) business days. During such inspection, Auxilium’s representatives shall (a) be accompanied by a representative of Hollister-Stier, (b) follow such security and facility access procedures as are reasonably requested by Hollister-Stier, and (c) use good faith efforts to avoid disrupting Hollister-Stier’s operations.

3.8.	Regulatory Support: Auxilium plans to file with the FDA a Biologics License Application (“BLA”) for the Product in early 2009 or as soon as possible thereafter, and applications for marketing approvals in other countries as well. Hollister-Stier agrees to provide assistance and cooperation to Auxilium for its regulatory filings related to the Product. Specifically, Hollister-Stier shall use commercially reasonable efforts to assist Auxilium in completing, submitting and supplementing applications for marketing approval by promptly providing required information related to the manufacturing process and the facilities used at Hollister-Stier for the manufacture of Product and responding to inquiries from regulatory authorities regarding the manufacture of the Product at Hollister-Stier. Any additional regulatory effort on the part of Hollister-Stier beyond commercially reasonable efforts shall be priced accordingly at the time of Auxilium’s request.

3.9.	Unless specifically requested otherwise by Auxilium in writing, Hollister-Stier will be responsible for purchase or manufacture of reasonable quantities of components and raw materials (other than API, which will be supplied by Auxilium in accordance with Section 3.3), based on the estimates set forth in the Forecast (as defined below). If the quantity of Product set forth in any purchase order deviates from the estimate set forth in the immediately preceding Forecast, and Hollister-Stier’s reliance thereon causes obsolescence of any such components or raw materials, Auxilium shall reimburse Hollister-Stier for its out-of-pocket costs incurred in association therewith (including, but not limited to, any out-of-pocket costs related to returning such component or raw materials to the vendor or otherwise disposing thereof).

3.10.	Forecasts, Purchase Orders, Price, Terms of Payment:

3.10.1.	Forecasts: At least 90 days in advance of Auxilium’s first purchase order for Product, Auxilium shall supply Hollister-Stier with a written, rolling eighteen (18) month forecast of Auxilium’s estimated requirements for Product from Hollister-Stier during such 18 month period (the “Initial Forecast”). Every 90 days thereafter, Auxilium will update and extend the forecast to cover the 18 months beginning with the date of such updated forecast (the “Forecast”). Each Forecast shall include an estimated number of Batches and requested delivery dates for the 18 months covered by such Forecast. Auxilium shall be responsible for aggregate amounts of components and raw materials purchased by Hollister-Stier for the first 12 months in each Forecast pursuant to Section 8.5.1 below. Amounts set forth for months 13 through 18 in each Forecast are estimates, to be used for planning purposes only, and components and raw materials purchased by Hollister-Stier for months 13 through 18 in each Forecast shall not be binding on Auxilium.

3.10.2.	Purchase Orders: Auxilium will provide Hollister-Stier with a firm purchase order at least ninety (90) days prior to the Fill Date specified in such purchase order. All purchase orders will be sent by facsimile or electronic mail to the address specified by Hollister-Stier.

3.10.2.1.	Each purchase order and any acknowledgment thereof shall be governed by the terms of this Agreement. In the event a Party uses forms or documents to place or accept purchase orders that contain terms and conditions that are in addition to or contrary to those in this Agreement, the Parties agree and acknowledge that such forms or documents will be used for convenience only, and that no terms or conditions set forth therein, except with respect to quantity, shall be of any force or effect. Hollister-Stier shall be deemed to have accepted a purchase order unless it objects within ten business days after receiving a purchase order. If Hollister-Stier’s objection is based on its belief that it cannot accommodate the amount or Delivery Date requested in the purchase order (an Inability to Supply), then Sections 3.10.3 and 8.4 shall apply. Once a purchase order is accepted or deemed accepted by Hollister-Stier, Hollister-Stier will be required to use commercially reasonable efforts to produce the quantity of Product set forth in the purchase order for delivery on the Delivery Date(s) set forth in such purchase order. Within twenty business days after receiving each purchase order, Hollister-Stier shall provide Auxilium with a Fill Date in writing.

3.10.2.2.	Auxilium reserves the right to cancel or postpone any purchase order after acceptance by Hollister-Stier under the following terms:

	3.10.2.2.1.1.	Should Auxilium cancel or postpone any purchase order within fourteen (14) calendar days prior to the scheduled Fill Date, Auxilium shall pay Hollister-Stier a fee equivalent to [**] price for the postponed or cancelled purchase order.

	3.10.2.2.1.2.	Should Auxilium cancel a firm batch 15 – 90 calendar days before the scheduled Fill Date, Hollister-Stier will impose a cancellation fee equivalent to [**].

	3.10.2.2.1.3.	Should Auxilium cancel a firm batch greater than 90 calendar days before the scheduled Fill Date, Hollister-Stier will impose no cancellation fee.

	3.10.2.2.1.4.	Should Auxilium request postponement of a purchase order 15 to 90 calendar days before the scheduled Manufacturing Date, [**].

3.10.3.	Inability to Supply. If Hollister-Stier is unable to supply the full amount of Product in a Forecast or an accepted purchase order in the time agreed (hereinafter an “Inability to Supply”), Hollister-Stier shall notify Auxilium within 5 business days and Hollister-Stier shall endeavor to remedy the Inability to Supply as quickly as possible.

3.10.3.1.	While an Inability to Supply persists, Auxilium may purchase Product from other sources, and Auxilium shall be relieved of its firm 12 month supply requirement obligation (Section 3.10.1 above).

3.10.3.2.	In the event the Inability to Supply continues for more than ninety (90) days after the Delivery Date in the purchase order, Auxilium may purchase Product from other sources, Auxilium shall be relieved of its firm 12 month supply requirement obligation (Section 3.10.1 above), and Auxilium may, at its option, terminate this Agreement in accordance with Section 8.4.

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

3.10.4.	Price and Shipping: Auxilium shall pay Hollister-Stier, in U.S. dollars, the price specified in Exhibit C annexed hereto. The price excludes all taxes, duties, shipping, insurance and other expenses. Beginning on October 1, 2009, and on October 1 of each succeeding year during the term of this Agreement, the then current price shall be increased by the annual percentage increase, if any, for the most recent twelve (12) month period for which figures are available in the “Producer Price Index—Pharmaceutical Preparations” (code PCU2834) (the “PPI”) published by the U.S. Bureau of Labor Statistics (the “BLS”) or, if the same is no longer published, the successor index published by the BLS that is most similar thereto. If the PPI is discontinued and not replaced with a corresponding or similar index, then the Parties shall, in good faith, agree upon a replacement PPI. Price increases shall be effective for all new purchase orders placed after the applicable anniversary. Product shall be delivered FOB Hollister-Stier’s facility, Spokane, Washington, either freight collect or freight prepaid, and Hollister-Stier will ship Product to the destination, and via the carrier, that Auxilium specifies in the purchase order. Risk of loss shall pass to Auxilium when the Product is tendered to the carrier for shipment. Shipment and insurance of Product shall be arranged by Auxilium and the price and liability of such shipment shall be borne by Auxilium.

3.10.5.	Auxilium agrees to provide Hollister-Stier with not less than [**] ([**]%) of the total forecasted volume for Product, as long as Hollister-Stier has not entered into a situation where it is unable to supply Product to Auxilium per sections 3.10.3 and 8.4.

3.10.6.	Terms of Payment: Invoices shall be payable to Hollister-Stier within thirty (30) calendar days after Auxilium’s acceptance or deemed acceptance of Product as set forth in Article 4. All amounts not paid when due shall bear interest from the due date at the rate of one and one-half percent (1.5%) per month.

3.10.6.1.	Invoices shall be sent to the following address: Auxilium Pharmaceuticals, Inc, Attention: Accounts Payable Address: 40 Valley Stream Parkway Address: Malvern, PA 19366

3.10.6.2.	All payments due hereunder to Hollister-Stier shall be sent by wire transfer of funds via the Federal Reserve Wire Transfer System to:

ACH ABA# 323070380

WIRE ABA# 026009593

Beneficiary: Hollister-Stier Laboratories LLC

Account # 004850802409

Swift Code BOFAUS3N

Or by mail to:

Hollister-Stier Laboratories LLC

14110 Collections Center Drive

Chicago, IL 60693-4110

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

ARTICLE 4

INSPECTION AND REJECTION OF PRODUCT; QUALITY CONTROL

4.	Subject to the terms of the QTA, the Parties agree to the following provisions for acceptance or rejection of Product and certain matters relating to quality control:

4.1.	Each Batch of Product delivered to Auxilium hereunder shall be accompanied by a Certificate of Analysis signed by a duly authorized representative of Hollister-Stier. Auxilium shall have 30 days from the date of receipt of Product and Certificate of Analysis to inspect and reject acceptance by written notice to Hollister-Stier; provided, however, that any such notice shall set forth Auxilium’s reasons for rejection in reasonable detail and provided, further, that Auxilium may reject Product only if: (i) Auxilium claims a material breach of Hollister-Stier’s representations and warranties in Section 2.2 of this Agreement with respect to such Product; or (ii) Hollister-Stier has failed to deliver a Certificate of Analysis for such Product or (iii) if Auxilium determines that the Product does not meet the Specifications, despite an accompanying Certificate of Analysis. If Hollister-Stier does not receive Auxilium’s written notice of rejection within such 30 day period, Auxilium shall be deemed to have accepted Product.

4.2.	In the event Auxilium provides Hollister-Stier with a timely notice of rejection as set forth in Section 4.1, Auxilium shall return the rejected Product to Hollister-Stier at Hollister-Stier’s expense. Hollister-Stier shall have 30 days following receipt of rejected Product in which to test such Product. If Hollister-Stier does not dispute a rejection, Hollister-Stier shall [**] and [**] shall constitute Auxilium’s exclusive remedy and Hollister-Stier’s sole liability with respect to such rejection (unless Sections 3.3.2 through 3.3.5 apply, in which case, Auxilium shall have the remedy set forth therein). If Hollister-Stier disputes a rejection, Hollister-Stier shall provide Auxilium with written notice of such dispute within 10 business days after receiving the returned Product, and the Parties shall use commercially reasonable efforts to resolve the dispute amicably and promptly. If the Parties are unable to reach a resolution within 30 days after Auxilium’s notice of rejection, the returned Product shall be submitted to any independent laboratory or consultant mutually acceptable to the Parties, whose decision as to the conformity of such Product with the Specifications shall be final and binding for the purpose of determining (1) which party shall pay the laboratory or consultant, and (2) whether or not Hollister-Stier shall replace the rejected Product. (The decision of the laboratory or consultant shall not supersede Auxilium’s authority to release the Product.) The Party against whom the dispute is decided shall pay any charges for such laboratory or consultant. If the laboratory or consultant determines that the returned Product did not conform to the Specifications, Hollister-Stier shall replace the rejected Product at no charge to Auxilium (except that Auxilium shall provide replacement API at Auxilium’s expense), and such replacement shall constitute Auxilium’s exclusive remedy and Hollister-Stier’s sole liability with respect to such rejected Product (unless Sections 3.3.2 through 3.3.5 apply, in which case, Auxilium shall have the remedy set forth therein).

4.3.	In addition to any safety requirements set forth in the QTA or the Master Batch Record, Hollister-Stier shall develop, adopt and enforce safety procedures for processing Product in compliance in all material respects with the Act and the cGMP Regulations. Hollister-Stier shall be responsible for treating and/or disposing, in compliance with the Act and the cGMP Regulations in all material respects, all waste generated as a result of such processing, and for maintaining required records related thereto.

4.4.	In the event (a) any Regulatory Authority issues a request, directive or order that any of the Product be recalled, withdrawn, or corrected, (b) a court of competent jurisdiction orders such an action, or (c) either Party reasonably determines that any Product should be recalled, withdrawn or corrected, the Parties shall take all appropriate corrective actions as they reasonably mutually determine, and shall cooperate in any governmental investigations relating to the Product. As between Hollister-Stier and Auxilium, Auxilium shall be solely responsible for initiating, conducting, and managing any recall, withdrawal or correction effort. Auxilium shall be solely responsible for all related expenses, except that Hollister-Stier shall be liable for such expenses to the extent that the recall, withdrawal or correction resulted from a breach by Hollister-Stier of any of its representation and warranties set forth in Section 2.2 of this Agreement.

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

4.5.	Auxilium shall provide to Hollister-Stier copies of all material regulatory submissions that relate to Hollister-Stier’s services under this Agreement, which copies shall be provided reasonably in advance of submission. Hollister-Stier shall consult with Auxilium in responding to questions from the Regulatory Authorities regarding processing of the Product. Each Party shall notify the other promptly after receipt of any notice of any Regulatory Authority inspection, investigation or other inquiry involving the Product. The Parties shall cooperate with each other during any such inspection, investigation or other inquiry including, but not limited to, allowing, upon reasonable request, a representative of the other to participate during such inspection, investigation or other inquiry, and providing copies of all relevant documents.

4.6.	The Parties agree to the following provisions regarding adverse events and complaints:

4.6.1.	Auxilium shall be responsible to (a) report adverse events involving the Product to the FDA and other Regulatory Authorities, and (b) respond to quality complaints and medical and technical inquiries, respecting the Product. Note that depending on the nature of the complaint, Hollister-Stier may need to assist in the complaint investigation.

4.6.2.	In the event Hollister-Stier (a) receives information regarding any adverse event relating to the Product, (b) receives any complaints relating to the Product, (c) receives any medical or technical inquiry relating to the Product, or (d) discovers or is notified of any material defect in the Product, it shall (i) promptly notify Auxilium and (ii) conduct an investigation in accordance with its normal procedures for complaints, inquiries or discoveries of that nature and promptly report the results of such investigation to Auxilium. The Parties shall reasonably cooperate with and assist each other, at Auxilium’s cost, in connection with any such matter.

ARTICLE 5

INTELLECTUAL PROPERTY RIGHTS

5.	The Parties agree to the following provisions regarding Intellectual Property:

5.1.	License Grant: Auxilium hereby grants Hollister-Stier a nonexclusive, worldwide, royalty-free license during the term of this Agreement to use Auxilium’s Technology Package and Auxilium’s Intellectual Property rights solely in the performance of Hollister-Stier’s obligations under this Agreement.

5.2.	Limitation of Use: Except as expressly stated in this Agreement, no Intellectual Property rights of any kind or nature are conveyed by this Agreement and except as set forth in Section 5.1, neither Party shall have any right, title or interest in or to the other Party’s Intellectual Property rights for any purpose whatsoever without such other Party’s prior written consent. Upon termination of this Agreement for whatever reason, neither party shall use or exploit in any manner whatsoever any Intellectual Property rights of the other Party.

5.3.	During the initial term and any renewal terms and for five (5) years thereafter, neither Hollister-Stier nor any of its Affiliates shall directly or indirectly develop or manufacture any competing product which for the purposes of this Agreement shall mean any product containing collagenase for injection which would compete with the indications of the Product.

ARTICLE 6

INDEMNIFICATION FOR THIRD PARTY CLAIMS

6.	The Parties agree to the following clauses regarding indemnification for Third Party claims:

6.1.

Indemnification by Auxilium: Auxilium shall indemnify, defend and hold Hollister-Stier, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any damages, losses, judgments, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) (collectively, “Liabilities”) resulting from any Third Party claims or suits arising out of (1) the ownership, use, handling, distribution, marketing or sale of the Product, (2) Auxilium’s breach of any of its warranties or representations, or failure to perform any of its obligations, hereunder, or (3) Auxilium’s negligent acts or omissions or willful misconduct.

6.2.	Indemnification by Hollister-Stier: Hollister-Stier shall indemnify, defend and hold Auxilium, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any Liabilities resulting from any Third Party claims arising out of (1) Hollister-Stier’s services in manufacturing, processing or assembling the Product,(2) Hollister-Stier’s breach of any of its warranties or representations, or failure to perform any of its obligations, hereunder or (3) Hollister-Stier’s negligent acts or omissions or willful misconduct.

6.3.	Indemnification Procedures:

6.3.1.	Any Party hereto seeking indemnification hereunder (in this context the “Indemnified Party”) shall notify the other Party (in this context the “Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party any claim by a Third Party (a “Third Party Claim”) in respect of which the Indemnified Party intends to base a claim for indemnification hereunder.

6.3.2.	(1) The Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within thirty (30) calendar days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense and handling of such Third Party Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 6.3.2(2) below shall govern.

(2) The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense and handling of such Third Party Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party apprised of the status of the Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, agree to a settlement of any Third Party Claim that could directly or indirectly lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel at its own expense.

6.3.3.	(1) If the Indemnifying Party does not give written notice to the Indemnified Party, within thirty (30) calendar days after receipt of the notice from the Indemnified Party of any Third Party Claim, of the Indemnifying Party’s election to assume the defense or handling of such Third Party Claim, the provisions of Section 6.3.3(2) below shall govern.

(2) The Indemnified Party may, at the Indemnifying Party’s expense, select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate, provided, however, that the Indemnified Party shall keep the Indemnifying Party timely appraised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

6.3.4.	The indemnification remedies in this Article 6 shall constitute the sole and exclusive remedies of the Parties with respect to any Third Party Claims arising under or relating to this Agreement.

6.4.	Limitation of Liability: Notwithstanding any other provisions of this Agreement, Hollister-Stier’s aggregate indemnification liability to Auxilium and its Affiliates for Third Party Claims pursuant to this Article 6 shall not exceed [**] United States Dollars (US $[**]).

ARTICLE 7

INSURANCE

Each of Auxilium and Hollister-Stier shall obtain and maintain, either itself or through one or more of its Affiliates, with reputable carriers, product liability insurance with limits of not less than Ten Million United States Dollars (US $10,000,000) per claim/annual aggregate by no later than the scheduled delivery date for the first Batch of Product delivered under this Agreement. Upon request, each Party shall furnish the other Party with a certificate that such insurance is in force. In the event of any proposed cancellation, non-renewal, or material adverse change in such coverage, the other Party hereto shall be given at least thirty (30) calendar day’s advance written notice thereof.

ARTICLE 8

TERM AND TERMINATION

8.	The Parties agree to the following clauses regarding the term and termination of this Agreement:

8.1.	Term: This Agreement shall remain in full force and effect for an initial term of three (3) years following the Effective Date, unless terminated earlier in accordance with 8.2, 8.3 or 8.4. After the initial three (3) year term, this Agreement shall automatically renew for subsequent two (2) year terms, unless or until either party notifies the other at least 180 days before the expiration of the current term that it does not wish to renew.

8.2.	Termination for Default: This Agreement may be terminated by either Party in the event of material breach or default by the other Party of the terms and conditions hereof; provided, however, the other Party shall first give to the defaulting Party written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor. Upon receipt of such notice, with respect to such defaults as are capable of being cured, the defaulting Party shall have thirty (30) calendar days to respond by curing such default. If the breaching Party does not respond or fails to work diligently and to cure such breach within such thirty (30) day period, then the other Party may terminate this Agreement.

8.3.	Bankruptcy or Insolvency:

8.3.1.	Either Party may terminate this Agreement upon the occurrence of any of the following with respect to the other Party:

8.3.1.1.	The filing of an involuntary petition under the U.S. Bankruptcy Code, or any other similar law, which is not dismissed within sixty (60) days after the filing date;

8.3.1.2.	The filing of a voluntary petition by such other Party for relief under the U.S. Bankruptcy Code or other similar law; or

8.3.1.3.	The failure of such other Party to pay its debts when they become due.

8.4	Inability to Supply. Auxilium may, at its option, terminate this Agreement effective immediately upon written notice to Hollister-Stier, if an Inability to Supply continues for more than ninety (90) days after the Delivery Date in a purchase order.

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

8.5	Rights and Duties Upon Termination:

8.5.1	Termination of this Agreement for whatever reason, shall not affect the surviving obligations of either Party, including payment of obligations which have accrued prior to such termination. Upon termination of this Agreement, other than due to an uncured breach of this Agreement by Hollister-Stier, Auxilium shall purchase from Hollister-Stier, at the out-of-pocket cost to Hollister-Stier, any components and raw materials purchased for the Product which Hollister-Stier has purchased based upon the first 12 months in the current Forecast. Hollister-Stier shall ship such components and raw materials to Auxilium at Auxilium’s expense and in accordance with Auxilium’s instructions promptly after receiving such payment. Articles 1 and 2, Sections 3.9.3, 5.3 and 8.5, and Articles 6, 9, 10, 11 and 12, and all other provisions that may reasonably be construed as surviving the termination of this Agreement shall survive the termination.

ARTICLE 9

CONFIDENTIALITY

9.	In carrying out their respective obligations under this Agreement, it is recognized by Hollister-Stier and Auxilium that each may disclose to the other Confidential Information of the disclosing Party, and they hereby agree as follows with respect to any such disclosure:

9.1.	Form of Disclosure: Confidential Information may be disclosed in oral, written or electronic form.

9.2.	Obligations: The receiving Party shall hold Confidential Information in confidence and use it only for the purpose of performing its obligations under this Agreement. Except as provided below, the receiving Party shall not disclose, disseminate or distribute any such Confidential Information to any Third Party unless prior written authorization has been obtained from the disclosing Party. These obligations shall not apply to:

9.2.1.	Information which, at the time of disclosure, is generally known to the public;

9.2.2.	Information which, after disclosure, becomes generally known to the public by publication or otherwise, except by breach of this Agreement by the receiving Party;

9.2.3.	Information which the receiving Party can demonstrate by its written records was in the receiving Party’s possession at the time of the disclosure, and which was not acquired directly or indirectly, from the disclosing Party under an obligation of confidentiality;

9.2.4.	Information which is lawfully disclosed to the receiving Party on a non-confidential basis by a Third Party who is not obligated to the disclosing Party or any other Third Party to retain such information in confidence;

9.2.5.	Information which results from independent research and development by the receiving Party, as shown by competent evidence; or

9.2.6.	Information which is required to be disclosed by legal process; provided that the Party so disclosing such Confidential Information timely informs the other Party and uses commercially reasonable efforts to limit the disclosure, maintain its confidentiality to the extent possible, and permit the other Party to attempt by appropriate legal means to limit such disclosure. The parties acknowledge that the financial terms of this Agreement and the product specifications are confidential information and they will seek confidential treatment of such information in the event this Agreement must be filed with the SEC or any other securities regulatory authority.

9.3.	Each Party covenants and agrees that it has and shall use commercially reasonable efforts to prevent the unauthorized use, disclosure, copying, dissemination or distribution of Confidential Information. Without limiting the foregoing, the receiving Party shall make Confidential Information of the other Party available only to those of its employees, agents and other representatives who have a need to know the same for the purpose carrying out this Agreement, who have been informed that the Confidential Information belongs to the disclosing Party and is subject to this Agreement, and who have agreed or are otherwise obligated to comply with the confidentiality provisions of this Agreement.

ARTICLE 10

FORCE MAJEURE/DISPUTE RESOLUTION

10.	The Parties agree to the following:

10.1.	Effect of Force Majeure: Neither Party shall be held liable or responsible for any loss or damages resulting from any failure or delay in its performance due hereunder (other than payment of money) caused by force majeure. As used herein, force majeure shall be deemed to include any condition beyond the reasonable control of the affected Party including, without limitation, strikes or other labor disputes, war, riot, earthquake, tornado, hurricane, flood or other natural disasters, fire, civil disorder, explosion, sabotage, inability to obtain adequate fuel, power, labor, containers, transportation, compliance with governmental requests, laws, rules, regulations, orders or actions; inability despite good faith efforts to renew operating permits or licenses from local, state or federal governmental authorities; breakage or failure of machinery or apparatus; national defense requirements; or supplier strike, lockout or injunction.

10.2.	Notice of Force Majeure: In the event either Party is delayed or rendered unable to perform due to force majeure, the affected Party shall give notice of the same and its expected duration to the other Party promptly after the occurrence of the cause relied upon, and upon the giving of such notice the obligations of the Party giving the notice will be suspended during the continuance of the force majeure; provided, however, such Party shall take commercially reasonable steps to remedy or mitigate the force majeure with all reasonable dispatch. The requirement that force majeure be remedied with all reasonable dispatch shall not require the settlement of strikes or labor controversies by acceding to the demands of the opposing party.

10.3.	Nothing in the preceding Force Majeure provisions shall restrict or limit Auxilium’s rights and remedies under Section 3.10.3 et seq. (Inability to Supply).

10.4.	Dispute Resolution: The Parties hereto agree to perform the terms of this Agreement in good faith, and to attempt to resolve any controversy, dispute or claim arising hereunder in good faith. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) business days after such notice appropriate representatives of the Parties shall meet for attempted resolutions by good faith negotiations. If they are unable to resolve the dispute within thirty (30) days of initiating such negotiations, the Parties agree first to submit the dispute to non-binding mediation before resorting to litigation or other mutually agreed dispute resolution mechanism. The dispute resolution procedures set forth herein shall not limit a party from seeking or a court from granting a temporary restraining order or a preliminary injunction in order to preserve the status quo of the Parties pending mediation, arbitration or litigation. Further, in the event of a dispute under Section 4.2, the Parties shall comply with the dispute resolution provisions set forth in Article 4. In the event that the parties are unable to resolve the dispute through mediation or arbitration and they proceed through litigation, the substantially prevailing Party shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court cost and reasonable attorneys’ fees, from the substantially non-prevailing Party.

ARTICLE 11

NOTICES

Except as otherwise specifically set forth in Section 3.9.2 with respect to purchase orders, all notices and other communications provided herein shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid and certified, or hand-delivered, or sent by facsimile, or express service courier, charges prepaid, to the address of the other Party designated below:

Auxilium	Hollister-Stier

Auxilium Pharmaceuticals, Inc.	Hollister-Stier Laboratories LLC
40 Valley Stream Parkway	3525 North Regal Street
Malvern, PA 19355	Spokane, WA 99207
Attention: VP, Manufacturing	Attention: Anthony D. Bonanzino, Ph.D.
CC: General Counsel	FAX: (509) 482-3543

The addresses and persons provided above may be changed by either Party by providing the other Party with written notice of such change.

ARTICLE 12

MISCELLANEOUS

12.	The Parties agree to the following miscellaneous clauses:

12.1.	Entire Agreement: This Agreement, along with the Quotation/Supply Proposal No. 677-3-23 dated March 31, 2008 (attached hereto as Exhibit D) and the attached exhibits contain the entire understanding between the Parties with respect to the subject matter hereof, and may be modified only by a written instrument duly executed by each Party’s authorized representative. To the extent there is any term or condition in the Quotation/Supply Proposal No. 677-3-23 dated March 31, 2008 that is not consistent with the terms and conditions herein, this Agreement shall control.

12.2.	Independent Contractors: The Parties are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Neither Party shall have power or right to bind or obligate the other, nor hold itself out as having such authority.

12.3.	Publicity: Except as explicitly set forth below in Section 12.4, any press release, publicity or other form of public written disclosure related to this Agreement prepared by one Party shall be submitted to the other party prior to release for written approval, which approval shall not be unreasonably withheld or delayed by such other Party.

12.4.	Use of Party’s Name: Except as expressly provided or contemplated hereunder and except as otherwise required by applicable law, no right is granted pursuant to this Agreement to either Party to use in any manner the trademarks or name of the other Party, or any other trade name, service mark, or trademark owned by or licensed to the other Party in connection with the performance of the Agreement. To the extent required by applicable law, the Parties shall be permitted to use the other Party’s name and disclose the existence and terms of this Agreement in connection with required public regulatory filings, public securities filings and private placement memoranda and documentation, using reasonable commercial efforts to protect the confidentiality of the terms of this Agreement.

12.5.

Severability: If any provision of this Agreement or any Exhibit is held to be invalid or unenforceable to any extent, then (a) such provision shall be interpreted, construed or reformed to the extent reasonably required to render it valid, enforceable and consistent with the Parties’ original intent underlying such provision and (b) such invalidity or unenforceability shall not affect any other provision of this Agreement or any other agreement between the Parties.

12.6.	Assignment: This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, either Party may, without such consent, assign this Agreement

(a)	in connection with the transfer or sale of all or substantially all of the assets of such Party or the line of business of which this Agreement forms a part, or

(b)	in the event of a merger or consolidation of a Party, or

(c)	to an Affiliate

Any purported assignment in violation of the preceding shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of responsibility for the performance of any obligation which accrued prior to the effective date of such assignment.

12.7.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the state of Washington, irrespective of any conflicts of law rule which may direct or refer such determination of applicable law to any other state, and if this Agreement were performed wholly within the state of Washington.

12.8.	Headings: Paragraph headings and captions used herein are for convenience of reference only and shall not be used in the construction or interpretation of this Agreement.

12.9.	Waiver: Neither Party’s waiver of any breach or failure to enforce any of the terms and conditions of this Agreement at any time, shall in any way affect, limit or waive such Party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement. Any such waiver shall be made in writing.

12.10.	Construction: This Agreement has been jointly prepared on the basis of the mutual understanding of the Parties and shall not be construed against either Party by reason of such Party’s being the drafter hereof or thereof.

12.11.	Exhibits: Any and all exhibits referred to herein form an integral part of this Agreement and are incorporated into this Agreement by this reference.

12.12.	Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute a single instrument.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the Effective Date.

FOR: HOLLISTER-STIER LABORATORIES LLC	FOR: AUXILIUM PHARMACEUTICALS, INC.

/s/ Rick Lapointe	/s/ Armando Anido
Signature	Signature

Rick Lapointe	Armando Anido
Printed Name	Printed Name

President Contract Business Unit	Chief Executive Officer and President
Title	Title

6/24/08	6/26/08
Date Signed	Date Signed

EXHIBIT A

QUALITY SYSTEMS AGREEMENT

QUALITY TECHNICAL AGREEMENT

Between

AUXILIUM PHARMACEUTICALS, Inc.

And

HOLLISTER-STIER LABORATORIES LLC

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date: Review Frequency: Annual	Page 1 of 18

CONFIDENTIAL

QUALITY TECHNICAL AGREEMENT

This Quality Technical Agreement between Auxilium Pharmaceuticals, Inc., hereinafter “Auxilium” (located at the following address: Auxilium Pharmaceuticals, Inc, 40 Valley Stream Parkway, Malvern, PA 19355.), and Hollister-Stier Laboratories LLC, hereinafter “Hollister-Stier” (located at the following address: 3525 North Regal Street, Spokane, Washington, USA 99207-5788), defines the quality responsibilities as they are related to the product(s) and service(s) listed below, (hereinafter known as the “Product”).

Product	Service provided by Hollister-Stier

AA4500	Fill/Finish/Testing/Stability/Validation

Sterile Diluent	Manufacturing/Fill/Finish/Testing/Stability/Validation

It is the intention of the parties that this agreement is read in conjunction with the applicable Development and Supply Agreement.

Any changes to the Quality Technical Agreements may be made solely by an amendment in writing signed by both parties. In the event that the Development and Supply Agreement is terminated for any reason, the Quality Systems Agreement shall be amended to define the Quality responsibilities that remain in effect.

Approvals:

This Quality Technical Agreement is approved by:

/s/ Benjamin J. DelTito, Jr. 21 Feb 2008	/s/ Charles H. Moore 28 Feb 2008
Benjamin Del Tito Jr., PhD. Date	Charles H. Moore Date

Sr. Vice President, Quality and Regulatory Affairs	Director, QU and Development
Auxilium Pharmaceuticals, Inc.	Hollister-Stier Laboratories LLC
40 Valley Stream Parkway Malvern, PA 19355 USA	3525 North Regal Street Spokane, Washington 99207-5788 USA

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 2 of 18

CONFIDENTIAL

QUALITY TECHNICAL AGREEMENT

TABLE OF CONTENTS

1.	Definitions	5

2.	General Information	6

2.1	Regulatory Compliance Requirements	6

2.2	Notification of Regulatory Agencies and Regulatory Submissions	6

2.3	Responsibilities	6

3.	Quality Assurance	7

3.1	Auxilium Oversight in Facility	7

3.2	Annual Product Review	7

3.3	Quality Audits and Regulatory Inspections	7

3.4	Internal Audits	8

3.5	Process Qualification/Validation	8

3.6	Training and Qualification	8

3.7	Supplier Qualification	9

3.8	Deviations/Investigations/Out-of-Trend (OOT) Material	9

3.9	Nonconforming or Rejected Material	10

3.10	Buildings and Facilities / Utilities	10

3.11	Equipment	11

3.12	Environmental Controls	11

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 3 of 18

CONFIDENTIAL

QUALITY TECHNICAL AGREEMENT

3.13	Control of Components, Intermediates, Labeling and Packaging Materials	11

3.14	Production and Process Controls	12

3.15	Laboratory Methods and Controls	12

3.16	Reference Standards	13

3.17	Product Testing and Release	13

3.18	Product Storage and Shipping	14

3.19	Returned Goods	14

3.20	Stability Activities	14

3.21	Retention Samples	14

3.22	Documentation	15

3.23	Change Control	15

3.24	Quality Records	16

3.25	Record Retention	16

3.26	Product Complaints and Adverse Drug Events	16

3.27	Recall of Marketed Product and Withdrawal of Clinical Material	16

APPENDIX A – QUALITY SYSTEMS CONTACT LIST		17

APPENDIX B - RESPONSIBILITIES: PRODUCT – AA4500 & STERILE DILUENT		18

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 4 of 18

CONFIDENTIAL

QUALITY TECHNICAL AGREEMENT

1.	Definitions

Manufacturing – All operations of receipt of materials, production, packaging, repackaging labeling, relabeling, quality control, release, storage and shipping of drug products.

Out-of-Specification (OOS) – A test result that does not meet pre-determined specifications or standards and must be investigated in accordance with internal procedures (e.g. Non-Conforming Materials Report (NCMR)) that comply with applicable Regulatory Agency regulations.

Qualification – Action of proving and documenting that equipment, materials, systems and suppliers satisfy predetermined conditions or requirements and are fit for their purpose.

Regulatory Agencies – Regulatory Agencies having jurisdiction over the manufacture or sale of the Products.

Change Control – A system to ensure changes are reviewed, recorded, evaluated for impact, justified, and approved by the appropriate parties, prior to implementation.

Component – Means any ingredient intended for use in the manufacture of a drug product including those that may not appear in the final Product.

Significant Changes – Any changes that may affect the safety, efficacy, identity, strength, purity or quality of the Products or may affect any regulatory submissions for the Products, agreed to by both parties.

Deviations – Any excursions or nonconformities from processes, specifications, quality systems that may affect the safety, efficacy, identity, strength, purity, or quality of Products or any regulatory submissions for the Products.

Atypical Events – Any incident or event identified during manufacturing and/or testing of a drug product, which is considered a non-conformance (e.g. Quality Assurance Message (QAM) or Environmental Investigation) to procedures, operations, batch instructions or validated parameters.

Out-of-Trend (OOT) – a result that is not an out-of-specification, but is showing an unusual trend toward the lower or higher end of a specification range.

Third Party Subcontractor – a company, individual or other entity contracted by Hollister-Stier to provide services in the manufacture, testing, packaging, labeling and/or storage of components or the Products that directly impacts the Products.

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 5 of 18

CONFIDENTIAL

QUALITY TECHNICAL AGREEMENT

2.	General Information

This Quality Systems Agreement applies to Clinical, Development and Commercial Product Manufacturing.

Main contact points at Auxilium and Hollister-Stier are listed in the attached Quality Systems Contact List. See Appendix A. Appendix A is subject to change without the need to re-sign this agreement and assign a new version number.

2.1	Regulatory Compliance Requirements

Auxilium and Hollister-Stier shall be in compliance with the following regulations and guidelines. The parties agree to work together in good faith to resolve any differences in interpretation of the regulations.

a)	21 CFR 210 Current Good Manufacturing Practice in Manufacturing, Processing, Packing, or Holding of Drugs; General and 21 CFR 211 Current Good Manufacturing Practice for Finished Pharmaceuticals.

b)	Current Guide to Good Manufacturing Practice for Medicinal Products. The Rules Governing Medicinal Products in the European Community.

c)	Health Products and Food Branch Inspectorate Guidelines, current Good Manufacturing Practices, Health Canada.

d)	MHRA Orange Guide – Rules and Guidelines for Pharmaceutical Manufacturers & Distributors

Auxilium and Hollister-Stier shall ensure that the manufacture, labeling, packaging, testing, storage and shipping of the Products are in compliance with the above regulations and guidelines or equivalent standards defined in regulatory submissions for Worldwide Marketing Authorizations.

2.2	Notification of Regulatory Agencies and Regulatory Submissions

Auxilium shall be responsible for all communication with Regulatory Agencies including notification of process/ product changes and the submission of Annual Reports.

2.3	Responsibilities

Responsibilities concerning specific product activities for both Auxilium and Hollister-Stier are outlined in Appendix B, Responsibility Matrix.

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 6 of 18

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3.	Quality Assurance

3.1	Auxilium Oversight in Facility

Auxilium will be allowed up to 2 individuals present in Hollister-Stier’s facilities to observe manufacturing of Product(s). The individuals must observe Hollister-Stier work rules and may require training. Auxilium personnel are in the plant to observe the manufacture of products and provide both technical and quality oversight, as needed.

3.2	Annual Product Review

Hollister-Stier shall provide Auxilium with the required information to perform Annual Product Reviews including information from Third Party Subcontractors. Such information shall contain, but not be limited to, the following: batch production summary, environmental monitoring results, OOS and deviation reports, critical process parameter trending data and change controls summary, document revisions and any FDA audit responses that are specific to the Product.

3.3	Quality Audits and Regulatory Inspections

Auxilium may perform scheduled Quality audits of Hollister-Stier up to 2 times per calendar year to assess ongoing cGMP compliance. Adequate prior notification (minimum 2 weeks) shall be provided by Auxilium to Hollister-Stier. Such audits to be limited to no more than three individuals and no more than three days.

Auxilium shall have the right to perform reasonable “for cause” audits in addition to any scheduled annual audit(s). The specific goals of the audit, the proposed date of such audit, and the names of the individuals who will conduct the audit shall be provided by Auxilium to Hollister-Stier.

Hollister-Stier shall notify Auxilium in advance of any pending Regulatory Authority inspections to be performed at the facility. Auxilium representatives may be present when any Regulatory Agency inspects Hollister-Stier and such inspection directly relates to the Products. Auxilium representation shall be limited to two individuals. Direct participation in the audit shall be limited to Product or Process specific questions. Auxilium reserves the right to organize and participate in a mock Pre-Approval Inspection (PAI) utilizing Auxilium personnel or Auxilium approved consultants. For a PAI associated with Auxilium’s Biologics License Application (BLA), Auxilium representation shall be limited to four individuals. During the PAI, at least two individuals (one Manufacturing and one Quality) shall be present in the inspection room(s) during the inspection if/when questions related to Product and process (i.e. non-fill/lyophilization related) are requested by the inspecting Regulatory Authorities.

Hollister-Stier shall provide Auxilium with copies of any inspection reports from any Regulatory Agencies that may impact the Products within 30 business days of receipt. Proprietary and confidential information for other customer products shall be redacted at Hollister-Stier’s discretion.

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 7 of 18

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Hollister-Stier shall obtain Auxilium’s written approval when preparing responses to Regulatory Agencies, when the responses are directly related to the Products.

Hollister-Stier will promptly notify Auxilium of any regulatory action resulting in:

a)	Mandatory removal of Product, or

b)	The closing of the facility for the Product

3.4	Internal Audits

Hollister-Stier shall have a documented program and procedure for conducting internal quality audits (self-inspections). These audits shall be performed according to Hollister-Stier SOP. Internal audits are available for review during annual audits.

3.5	Process Qualification/Validation

Hollister-Stier shall perform process validation according to protocols and a validation master plan jointly approved by Auxilium and Hollister-Stier.

Hollister-Stier shall perform cleaning validation and provide appropriate documentation to Auxilium.

Hollister-Stier shall be responsible for performing container-closure microbial integrity validation on the container-closure system specified by Auxilium.

Hollister-Stier shall maintain original copies of all relevant documentation verifying such validation and provide “exact copy” duplicate copies to Auxilium.

Auxilium shall be responsible for filter compatibility testing of production filters. A copy of the report shall be provided to Hollister-Stier.

Hollister-Stier shall validate and/or qualify computer systems and associate software used in processing Product.

Hollister-Stier will addresses the integrity, archival, retrieval and destruction of electronic data related to process of product to the extent required for compliance with all applicable regulations. Hollister-Stier will also provide documentation of such validation and/or qualification during annual audits.

3.6	Training and Qualification

Hollister-Stier shall ensure that all personnel performing the functions to support the systems outlined in this agreement are trained according to Hollister-Stier SOP. Training program documents are available for review during annual audits.

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 8 of 18

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QUALITY TECHNICAL AGREEMENT

Hollister-Stier will provide personnel qualified and trained to perform and supervise operations related to the Product. Hollister-Stier will also provide written job descriptions for positions responsible for processing the Product.

3.7	Supplier Qualification

Hollister-Stier shall be responsible for the qualification of the suppliers of components, containers, labeling and packaging materials provided by Hollister-Stier.

Auxilium shall be responsible for the qualification of the suppliers of any material(s) supplied to Hollister-Stier by Auxilium.

Upon request, Hollister-Stier or Auxilium, as the case may be, shall provide the requesting party with documented evidence describing the qualifications of applicable suppliers and contractors used to provide components, containers, testing services, labeling and packaging materials used for Auxilium products. Hollister-Stier shall provide this information to Auxilium for regulatory filings (e.g., BLA filing).

Hollister-Stier shall provide a list of approved suppliers associated with Auxilium’s product(s) and process. Hollister-Stier shall ensure that any component vendors and third party subcontract manufacturers/packagers or testing laboratories used by Hollister-Stier are qualified and in compliance with current GMPs or equivalent standards defined in regulatory submissions for Worldwide Marketing Authorizations.

Auxilium has the right to request the use of a vendor or subcontractor that is not currently qualified by Hollister-Stier. Upon such requests, Auxilium will be responsible for qualifying and approving the new entity. Likewise, Auxilium and Hollister-Stier may work together to qualify the new entity in order to add them to Hollister-Stier’s approved vendor/subcontractor list.

Upon Auxilium’s request, Hollister-Stier shall provide Auxilium with documented evidence describing the qualifications of third party subcontractors used by Hollister-Stier for performing outsourced testing.

3.8	Deviations/Investigations/Out-of-Trend (OOT) Material

Hollister-Stier shall notify Auxilium in writing (by fax or e-mail), within one business day of the detection of all deviations, OOTs and atypical events (e.g., QAMs), and of any OOS results during the Manufacture and control testing of the Products, intermediates and qualifications.

Auxilium shall notify Hollister-Stier in writing of the detection of any deviation which is discovered following delivery of any Products and/or samples to Auxilium, or to a Auxilium designee, which may affect or impact the safety, identity, strength, purity or quality of the Products or any regulatory submissions related to the Products within 3 business days following the discovery.

Hollister-Stier shall have a controlled system to document, investigate and assess the impact of all deviations and atypical events, including OOSs and OOTs, relating to the Products.

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 9 of 18

CONFIDENTIAL

QUALITY TECHNICAL AGREEMENT

Hollister-Stier shall obtain Auxilium’s written approval prior to implementing any Manufacturing changes, as a result of a deviation/atypical event that impact Auxilium products or processes.

For OOS investigations, Hollister-Stier shall provide Auxilium with a copy of the initial laboratory assessment of the OOS. Hollister-Stier shall obtain Auxilium’s written approval prior to retesting or, resampling, as part of a full-scale failure investigation.

Auxilium shall review any deviations/atypical events, and the results of Hollister-Stier’s investigations that occur during the Manufacture and testing of the Products. Auxilium shall provide its approval or disapproval of the investigation results to Hollister-Stier in writing (within 10 business days) before the disposition of the batch has been determined and approved.

Hollister-Stier shall undertake reasonable corrective actions to correct deviations/atypical events and investigations and provide Auxilium with documented evidence that the corrective actions have been completed. Hollister-Stier shall monitor such corrective actions for effectiveness and Auxilium may verify corrective actions during the scheduled Quality audits and/or during onsite production oversight.

3.9	Nonconforming or Rejected Material

Hollister-Stier shall notify Auxilium upon discovery of every nonconformity that may affect the safety, integrity, strength, purity and quality of the Product or intermediate. Hollister-Stier shall investigate these nonconformities and shall provide Auxilium with documentation of the nonconformity and investigation findings.

Auxilium shall determine the product impact and the disposition of nonconforming material through its Material Review Board (MRB) process and provide direction to Hollister-Stier.

Hollister-Stier shall not perform any reprocessing or rework of the Products without prior written approval by Auxilium.

3.10	Buildings and Facilities / Utilities

Hollister-Stier shall perform qualification/validation, monitoring, calibration and maintenance (preventative and corrective) for all plant utility systems, including, but not limited to, Water for Injection, HVAC, steam and compressed air, such work to be conducted within an established timeframe appropriate to the significance of the system and documented. Documentation of such work shall be available for review during scheduled Quality audits and upon request. Re-qualifications shall be established by Hollister-Stier according to Hollister-Stier’s Standard Operating Procedure (SOP). Documentation of such work shall be available for review during scheduled Quality audits and upon request.

Hollister-Stier will notify Auxilium within five (5) business days of any calibration failures which have an adverse impact on Product already supplied to Auxilium.

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 10 of 18

CONFIDENTIAL

QUALITY TECHNICAL AGREEMENT

Hollister-Stier shall maintain a pest control program for the manufacturing, storage and handling areas used for Product.

3.11	Equipment

Hollister-Stier shall perform qualification/validation, monitoring, calibration and maintenance (preventative and corrective) for all Manufacturing and QC equipment, such work to be conducted within an established timeframe appropriate to the significance of the equipment and documented. Documentation of such work shall be available for review during scheduled Quality audits and upon request. Re-qualifications shall be established by Hollister-Stier according to Hollister-Stier’s Standard Operating Procedure (SOP). Documentation of such work shall be available for review during scheduled Quality audits and upon request.

Hollister-Stier shall also perform cleaning validation for Manufacturing equipment used for the Products. For non-dedicated equipment, this shall include a product impact assessment of other products that utilize the same equipment. Documentation of such work shall be available for review during scheduled Quality audits and upon request.

3.12	Environmental Controls

Hollister-Stier shall be responsible for routine environmental monitoring (EM) activities as well as related records. Lot specific EM data (static, dynamic, and personnel) shall be provided to Auxilium in the batch record.

3.13	Control of Components, Intermediates, Labeling and Packaging Materials

Hollister-Stier shall purchase components, labeling and packaging materials, perform testing, and release of such components and materials according to the components and material specifications mutually agreed to by Auxilium and Hollister-Stier. Hollister-Stier shall store components, labeling and packaging materials under the appropriate environmental conditions as stated in the specifications. Hollister-Stier shall use only those specifications for components, containers and packaging material for the Manufacture of the Products that are acceptable to Auxilium.

Any changes to these materials shall go through Hollister-Stier’s change control system and shall be subject to Auxilium approval.

Hollister-Stier and Auxilium shall comply with the requirements in the current CPMP/CVMP Note for Guidance on Minimizing the Risk of Transmitting Animal Spongiform Encephalopathy Agents Via Human and Veterinary Medicinal Products (EMEA/410/01) when manufacturing Sterile Diluent or AA4500 Drug Product for Auxilium.

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 11 of 18

CONFIDENTIAL

QUALITY TECHNICAL AGREEMENT

3.14	Production and Process Controls

Hollister-Stier shall generate the master batch production record, labeling and packaging procedures for the Manufacture of the Product based on the information supplied by Auxilium. The master batch production record(s) and subsequent revisions shall be subject to the approval of Hollister-Stier and Auxilium, and will contain a summary of any change(s) with appropriate justification(s) for change(s). Each batch shall be Manufactured in accordance with a batch production record, which is a uniquely identified copy of the master batch production record.

3.15	Laboratory Methods and Controls

Hollister-Stier shall generate Standard Operating Procedures (SOPs) for Sterility testing and submit them to Auxilium for approval prior to use. The qualification of the Sterility test shall conform to current USP and EP. A summary report of the qualification shall be prepared and provided to Auxilium. This summary report shall contain copies of the raw data that support the conclusions of the qualification tests.

The copies of raw data of results of final product Sterility test shall be subject to Auxilium approval.

The Sterility Test media used for Product testing shall conform to the growth promotion methods in current USP and EP. Records of media preparation, testing, and release shall be available for review during scheduled Quality audits.

Hollister-Stier shall provide to Auxilium summary reports of any Sterility test failure investigations conducted on products filled in the same area as AA4500.

SOPs that support the environmental monitoring, water for injection, clean steam, and clean compressed air monitoring and their associated method qualifications shall be available for review during audits. Trend analysis reports shall be available for review during scheduled Quality audits.

Hollister-Stier shall generate Product specific analytical methods based on Auxilium’s analytical methods and submit them to Auxilium for approval prior to use. When validation is required, Auxilium shall provide documentation of validation, from which Hollister-Stier will produce a method transfer protocol and the final report.

For methods that Hollister-Stier has developed, Hollister-Stier shall produce an assay qualification/validation (in-process/release testing) protocol and the final report, when validation is required.

Full analytical validation, in accordance with ICH guidelines, is required for in-process and product release analytical methods.

Hollister-Stier and Auxilium shall approve all Product specific analytical method validation/transfer protocols and reports that are developed by Hollister-Stier.

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 12 of 18

CONFIDENTIAL

QUALITY TECHNICAL AGREEMENT

The laboratory conducting the protocol shall retain the original of such reports and raw data. A copy of each such report shall be supplied to the other party.

3.16	Reference Standards

Auxilium shall provide Hollister-Stier with an adequate supply (and upon request) of Product reference standards and qualification documents stating the expiry or retest date of such reference standards. Hollister-Stier is responsible for requesting the supply of reference standards as required with reasonable notice. Hollister-Stier is responsible for storing and maintaining the reference standards according to instructions supplied by Auxilium and shall ensure the appropriate use of the reference standards.

The responsible parties outlined in Appendix B shall qualify reference standards.

3.17	Product Testing and Release

Hollister-Stier shall initiate sterility testing and ship batch samples for release testing (not performed by Hollister-Stier) to Auxilium or specified outside testing laboratory within 3 business days from the end of lyophilization. Shipping preparations will occur according to procedures provided to Hollister-Stier by Auxilium.

Hollister-Stier shall review and approve all batch production, labeling and control records. Hollister-Stier shall complete all batch documentation and forward all documentation to Auxilium for review within 28 business days from the end of lyophilization. Closure of any outstanding investigations, deviations, OOSs, etc. beyond 28 business days, will be closed within a timeframe agreed upon by both Hollister-Stier and Auxilium. If it is not possible for Hollister-Stier to provide a response within 28 business days, Hollister-Stier shall notify Auxilium in writing of the revised timeline for responding with appropriate justification for revised timeline.

Hollister-Stier shall provide Auxilium with a copy of the reviewed and approved production, labeling and control records, including deviation/atypical event/OOS reports, QC raw data (e.g. sterility) associated with the batch. A copy of the Certificate of Manufacturing shall also be provided.

Auxilium shall submit any questions regarding the batch production and control records to Hollister-Stier in writing within 15 business days of the receipt of the final batch record. If it is not possible for Auxilium to submit questions within 15 business days, Auxilium shall notify Hollister-Stier in writing of the revised timeline for responding with appropriate justification for revised timeline. Hollister-Stier shall provide written responses within 3-5 business days. If it is not possible for Hollister-Stier to provide a response within 3-5 business days, Hollister-Stier shall notify Auxilium in writing of the revised timeline for responding with appropriate justification for revised timeline.

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 13 of 18

CONFIDENTIAL

QUALITY TECHNICAL AGREEMENT

Hollister-Stier shall provide Auxilium with samples required for special testing upon Auxilium’s written request. Such samples shall be shipped to Auxilium under appropriate conditions as specified in the written sample request.

Auxilium shall be responsible for disposition of the final lot.

3.18	Product Storage and Shipping

Hollister-Stier shall store and ship the Product and all components under appropriate environmental conditions as stated in the specifications.

Hollister-Stier shall not ship the Product or transfer it to another facility without prior written approval of Auxilium. Product and sample shipping shall be performed following client-specific Hollister-Stier SOP (approved by Auxilium). Shipment under Quarantine prior to Product release may only be undertaken on written approval of Auxilium.

3.19	Returned Goods

This section was intentionally deleted.

3.20	Stability Activities

Hollister-Stier shall provide Auxilium or its designee with samples of the Product, when required, for stability testing upon request in writing. Samples must arrive at Auxilium or its designee within 5 business days after Hollister-Stier’s receipt of Auxilium’s written request for release and stability samples or completion of the Manufacture of the Products, whichever is later. Sample shipping shall be performed following client-specific Hollister-Stier SOP (approved by Auxilium).

For stability testing performed at Hollister-Stier, pull dates shall be provided to Auxilium, and testing shall be initiated within five (5) business days of actual pull dates.

Auxilium shall inform Hollister-Stier of the sample quantities required for stability testing prior to production as well as an appropriate Shipping Notification for shipment of such samples. Such Shipping Notifications may be part of the initial Purchase Order.

3.21	Retention Samples

The responsible parties as outlined in Appendix B shall perform maintenance of the retention sample of the products. Shipment of retention samples to Auxilium or its designee will occur according to procedures provided to Hollister-Stier by Auxilium.

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 14 of 18

CONFIDENTIAL

QUALITY TECHNICAL AGREEMENT

3.22	Documentation

Upon revision, Auxilium and Hollister-Stier shall provide each other with copies of all applicable Product specific quality documents and SOP’s pertaining to Product Manufacturing.

Hollister-Stier shall supply essential documents in support of the Chemistry, Manufacturing and Control (“CMC”) section of Auxilium’s supplemental regulatory filing in the U.S. or the equivalent in other jurisdictions.

Auxilium shall provide Hollister-Stier with a copy of the relevant CMC section (i.e., Product Manufactured), prior to submission, of the relevant regulatory submissions for Hollister-Stier review and comment. (e.g. IND or NDA). Hollister-Stier shall provide any comments to Auxilium within 5 business days.

3.23	Change Control

Hollister-Stier will maintain a change control system for equipment, processes, document, etc. That is compliant with current cGMP requirements. Hollister-Stier Quality and Regulatory personnel will be required to review change requests to determine if clients should be notified or if client approval is needed before the change is executed.

When it is determined that a proposed change has potential impact on Auxilium regulatory files or product Auxilium will review and approve the change prior to Hollister-Stier making the change. Changes that Auxilium will approve include, but are not limited to,

a.	Documents previously approved by Auxilium such as Batch Production Records (BPR’s), test methods, specifications, labels.

b.	Processes validated specifically for Auxilium such as lyophilization cycles.

c.	Third Party Contractors approved by Auxilium such as testing laboratories.

d.	Critical components or suppliers of critical components such as vials, stoppers and excipients.

e.	Changes made to the fill line, lyophilizer and capper that directly impact the production of the Product.

Auxilium shall notify Hollister-Stier in writing of any significant changes to the Product, its specification and testing requirements where the changes affect the activities at Hollister-Stier, prior to the implementation of the change. Written notification shall be provided to Hollister-Stier.

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 15 of 18

CONFIDENTIAL

QUALITY TECHNICAL AGREEMENT

3.24	Quality Records

Hollister-Stier shall maintain original records related to the Manufacture, labeling, packaging, storage and testing of the Products in a limited access area and shall treat such records in accordance with the confidentiality requirements in the Development and Supply Agreement. Access to these records shall be restricted to personnel authorized by Hollister-Stier. Hollister-Stier shall ensure that these records are available to Auxilium upon request within a mutually agreed timeframe.

Upon receiving a written request from Auxilium, Hollister-Stier shall transfer to Auxilium copies of all Auxilium -Product related records including but not limited to records relating to critical processes and inspection. If such records have been provided previously, i.e. BPR’s, then an appropriate administrative charge shall apply.

Except as required by law, Hollister-Stier shall not release documents for the Products to a third party without the written approval of Auxilium’s QA and Regulatory Departments.

3.25	Record Retention

Hollister-Stier shall ensure that all quality documents and records including those related to critical processes specific to or affecting Auxilium Products are retained until Auxilium provides Hollister-Stier with written authorization for their disposition.

3.26	Product Complaints and Adverse Drug Events

Auxilium shall notify Hollister-Stier of all complaints related to the Products that occur after release and transportation if the complaint is deemed to be directly related to the Manufacture of the Products including, but not limited to, Product testing, batch record review, procedure assessment or examination of retention samples. Hollister-Stier shall provide the necessary information to assist any investigations required by Auxilium as a result of a Product complaint or adverse event.

3.27	Recall of Marketed Product and Withdrawal of Clinical Material

Auxilium shall be responsible for all recall and clinical withdrawal activities related to the Products and for reporting to Regulatory Authorities according to Auxilium’s written procedures. Hollister-Stier shall provide the necessary information to assist any investigations required by Auxilium as a result of a potential recall or withdrawal.

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 16 of 18

CONFIDENTIAL

QUALITY SYSTEMS AGREEMENT

APPENDIX A – QUALITY SYSTEMS CONTACT LIST

AREA	AUXILIUM CONTACT	HOLLISTER-STIER CONTACT
Quality Systems Agreements, Revisions, Updates	Name: [**] Telephone: [**] Fax: [**]	[**] Telephone: [**] Fax: [**]

General Quality Assurance	Name: [**] Telephone: [**] Fax: [**]	[**] Telephone: [**] Fax: [**]

Audit Scheduling/Issues	Name: [**] Telephone: [**] Fax: [**]	[**] Telephone: [**] Fax: [**]

Regulatory	Name: [**] Telephone: [**] Fax: [**]	[**] Telephone: [**] Fax: [**]

Product Complaint	Name: [**] Telephone: [**] Fax: [**]	[**] Telephone: [**] Fax: [**]

Project Management	Name: [**] Telephone: [**] Fax: [**]	[**] Telephone: [**] Fax: [**]

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 17 of 18

CONFIDENTIAL

QUALITY SYSTEMS AGREEMENT

APPENDIX B - RESPONSIBILITIES: PRODUCT – AA4500 DRUG PRODUCT (AA4500) AND STERILE DILUENT

RESPONSIBILITY	AUXILIUM	HOLLISTER-STIER
Approve suppliers of components, vials, stoppers, closures, labeling and packaging materials	X

Receipt, sampling, testing and release of components, vials, stoppers, closures, labeling and packaging materials		X

Reference standard qualification	X

Manufacture AA4500 Drug Substance (N/A for Sterile Diluent)	X

Filling and Lyophilization of AA4500 Drug Product (N/A for Sterile Diluent)		X

Packaging/Labeling of AA4500 Drug Product/Sterile Diluent	X	X

Sampling of release and stability samples		X

Sterility testing of AA4500 Drug Product/Sterile Diluent		X

Release testing of AA450 Drug Product/Sterile Diluent	X	X

Disposition of AA4500 Drug Product/Sterile Diluent	X

Stability testing of AA4500 Drug Product/Sterile Diluent	X

Storage of retention samples of AA4500 Drug Product/Sterile Diluent	X

Storage of retention samples of components		X

Approve third party subcontractors for the testing of AA4500 Drug Product/Sterile Diluent	X

Auxilium Document Number: QTA-001 Version: 1.0 Effective Date:	Page 18 of 18

CONFIDENTIAL

EXHIBIT B

SPECIFICATIONS

********** FOR REFERENCE ONLY **********

FINISHED PRODUCT RELEASE SPECIFICATION – CLINICAL

Material Name:	AA4500 Drug Product	Specification #:	HFPD.001.00
Manufacturer:	Hollister-Stier Labs for Auxilium Pharmaceuticals, Inc.
Description/Grade:	Lyophilized Collagenase in [**]
Storage Conditions:	[**]

Property/Test	Test Reference	Specification

[**]

Specification Number: HFPD.001.00 Effective Date: 28 Jan 2008	CONFIDENTIAL Page 1 of 1

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

*********** FOR REFERENCE ONLY **********

FINISHED PRODUCT RELEASE SPECIFICATION – CLINICAL

Material Name:	AA4500 Sterile Diluent	Specification #:	HFPD.002.00
Manufacturer:	Hollister-Stier Labs for Auxilium Pharmaceuticals, Inc.
Description/Grade:	[**]
Storage Conditions:	[**]

Property/Test	Test Reference	Specification

[**]

Specification Number: HFPD.002.00 Effective Date: 11 Feb 2008	CONFIDENTIAL Page 1 of 1

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

EXHIBIT C

PRICE

June 25, 2008

Mr. Greg Sabatino

Biotechnology Manager

Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

Quotation No.: 677-1-21 Revision No. 2: Proposed 2008 Commercial Pricing for AA4500 Active

Dear Mr. Sabatino:

Hollister-Stier Laboratories LLC (Hollister-Stier) is pleased to provide the following 2008 commercial pricing for AA4500 Active.

AA4500 ACTIVE CGMP PRODUCTION BATCH ([**]-LITER)*

cGMP batch including: compounding, in-process testing, filtration, filling, freeze-drying, oversealing, final container testing, visual inspection, bulk packaging (no label, bulk/tray pack off only)

•	1st [**] Lots (Lots 1 thru [**] per calendar year)

•	$[**]/Unit (minimum batch price $[**])

•	Lots [**] and higher (Beginning with Lot [**] per calendar year)

•	$[**]/Unit (minimum batch price $[**])

•	Pricing is applicable to the [**]-liter batch scale, which yields approximately [**] units

•	Pricing does not include final product labeling and packaging requirements

*	Prices subject to annual increase based upon increases published in the Producer Price Index (PPI)

•	Pricing is exclusive of final product packaging requirements which have not yet been finalized. Cost of packaging (labor and materials) will be provided to Auxilium once known.

•	All charges are subject to applicable taxes.

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

Mr. Sabatino

June 25, 2008

Pricing for increased batch sizes (for example the proposed [**]-liter scale) will be negotiated in the future and is not covered by this document.

This quotation and the services herein are subject to the Quality Systems Agreement between Hollister-Stier and Auxilium dated December 20, 2006 and the terms and conditions contained in the Revised Quotation for Manufacture of AA4500 (Active) Registration Lots and Validation Support (Quotation 667-1-4- Revision No. 2) between Hollister-Stier and Auxilium dated October 26, 2006, both of which are incorporated herein by reference.

Sincerely,

/s/ Peggy Sowers
Peggy Sowers
Senior Manager, Business Development

PWS:lec

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

September 19, 2007

Mr. Greg Sabatino

Biotechnology Manager

Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

Quotation No.: 677-2-22 Revision No. 0: Proposed 2008 Commercial Pricing for AA4500 Diluent

Dear Mr. Sabatino:

Hollister-Stier Laboratories LLC (Hollister-Stier) is pleased to provide the following 2008 commercial pricing for AA4500 Diluent.

AA4500 DILUENT CGMP PRODUCTION BATCH*

cGMP batch including: compounding, in-process testing, filtration, filling, terminal sterilization, oversealing, final container testing, visual inspection, bulk packaging (no label, bulk/tray pack off only)

•	$[**]/Unit (minimum batch price—$[**]/batch)

•	Maximum batch size [**] units

•	Pricing does not include final product labeling and packaging requirements

*	Prices subject to annual increase based upon increases published in the Producer Price Index (PPI)

•	Pricing is exclusive of final product packaging requirements which have not yet been finalized. Cost of packaging (labor and materials) will be provided to Auxilium once known.

•	Pricing is exclusive of routine stability studies. Cost for service will be determined once commercial product testing matrix is determined/finalized.

All charges are subject to applicable taxes. This quotation and the services herein are subject to the Quality Systems Agreement between Hollister-Stier and Auxilium dated December 20, 2006 and the terms and conditions contained in the Revised Quotation for Manufacture of AA4500 (Active) Registration Lots and Validation Support (Quotation 667-1-4- Revision No. 2) between Hollister-Stier and Auxilium dated October 26, 2006, both of which are incorporated herein by reference.

Sincerely,

/s/ Peggy Sowers
Peggy Sowers
Senior Manager, Business Development

PWS:lkb

** CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

EXHIBIT D

QUOTATION/SUPPLY PROPOSAL DATED MARCH 31, 2008

March 27, 2008

Mr. Greg Sabatino

Biotechnology Manager

Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

Quotation No.: 677-3-23 Revision No.3: Reservation for AA4500 Active and Diluent in 2009 Manufacturing Schedule

Valid Until April 17, 2008

Dear Mr. Sabatino:

Hollister-Stier Laboratories LLC (Hollister-Stier) is pleased to provide the following revised quotation for reservation of manufacturing slots in the 2009 schedule. This proposal is applicable to both the AA4500 Active and Diluent products.

Project Assumptions

1.	Auxilium has provided Hollister-Stier with a forecast for April 2009 through March 2010. Using this forecast, Hollister-Stier will reserve manufacturing slots in SVP’s Line 1 schedule corresponding to the month listed in the forecast (May through September 2009 only).

1.1.	A copy of the forecast is included as Attachment 1 of this proposal.

2.	Reservation fees are based upon a minimum batch price of $[**]/lot (active and diluent).

2.1.	Reservation fees will be 25% of the minimum batch price ($[**] per batch).

2.1.1.	For each batch that is produced, Hollister-Stier will credit Auxilium $[**] off the actual price for filling services.

2.2.	Reservation fees do not include final product labeling and packaging activities.

2.3.	The reservation fee is due upon execution of the proposal and issuance of a Purchase Order.

3.	Three months (90 days) prior to the scheduled manufacturing month (date), Hollister-Stier will consider all orders placed as firm orders.

4.	To accommodate the magnitude of manufacturing slots to be reserved for Auxilium products, and compensate Hollister-Stier for possible adverse business impact should a significant delay in FDA approval occur, a portion of each reservation fee will be nonrefundable (up to $300,000) as described in Attachment 2.

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

Mr. Sabatino

March 27, 2008

5.	Cancellation fees:

5.1.	If Auxilium cancels a batch more than ninety (90) days before the scheduled manufacturing month, Hollister-Stier will issue Auxilium a credit ($[**]) from each cancelled lot’s reservation fee (refer Attachment 2).

5.2.	If Auxilium requests rescheduling (postponement) of a firm batch 15 to 90 calendar days before the scheduled manufacturing date/month, Hollister-Stier will impose no rescheduling/cancellation fee.

5.3.	If Auxilium cancels a firm batch 15 to 90 calendar days before the scheduled manufacturing date, Auxilium will forfeit the $[**] reservation fee for the batch(es) which are cancelled.

5.4.	If Auxilium requests rescheduling or cancellation of a firm batch within 14 calendar days of the scheduled manufacturing date, Hollister-Stier will impose a rescheduling/cancellation fee equivalent to 25% of the minimum batch charge for that lot (in addition to 25% reservation fee already paid).

ONE-TIME PROJECT COSTS:

Description	AMOUNT USD ($)
• Reservation Fees (Active)
¡ [**] manufacturing slots May 2009 through September 2009	$	[	**]
¡ [**] manufacturing slots October 2009 through March 2010

• Reservation Fees (Diluent)
¡ [**] manufacturing slots May 2009 through September 2009	$	[	**]
¡ [**] manufacturing slots October 2009 through March 2010
Total Reservation Fee	$	[	**]

•	Payment terms are net 30 days from date of invoice

This Quotation and the services herein are subject to the Quality Technical Agreement (QTA) between Hollister-Stier and Auxilium dated February 28, 2008.

This Quotation/Proposal is subject to and contingent upon the parties executing a final Commercial Supply Agreement (“Supply Agreement”). Language within this document will be incorporated into the Supply Agreement. Once the Supply Agreement is signed by both Auxilium and Hollister-Stier, the Supply Agreement will supersede this Quotation/Proposal. In the event the parties do not execute a Supply Agreement, all reservation fees paid will be refunded.

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

Mr. Sabatino

March 27, 2008

Please indicate acceptance of the quotation and payment terms by signing in the designated location below and providing a Purchase Order to reserve manufacturing slots as indicated in this document. Please feel free to contact me if you have any questions.

Sincerely,	ACCEPTED AND AGREED UPON:
Auxilium Pharmaceuticals, Inc.

/s/ Peggy Sowers	Armando Anido
Peggy Sowers	Name
Senior Manager, Business Development

/s/ Armando Anido
Signature

PWS:lec	3/31/08
Date
Attachment (2)
H1494
P.O. Number

ATTACHMENT 1 – 2009/2010 MANUFACTURING SCHEDULE FOR

AA4500 ACTIVE AND DILUENT

[**]

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

ATTACHMENT 2 –

SCHEDULE FOR RESERVATION FEES (NON-REFUNDABLE)

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**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.